EXHIBIT 99.1

Cleco Corporation announces third-quarter earnings of $1.09 per diluted share

•	Narrows guidance range to $2.50 - $2.55 per diluted share from $2.45 - $2.55 per diluted share

•	Receives Federal Energy Regulatory Commission (FERC) approval for Coughlin transfer

PINEVILLE, La., Oct., 30, 2013 - Cleco Corporation (NYSE: CNL) posted 2013 third-quarter earnings of $66.4 million, or $1.09 per diluted share, up from $63.8 million, or $1.05 per diluted share recorded in the third quarter of 2012.

“I'm pleased to report we had another strong quarter, continuing to deliver strong earnings while making progress on key initiatives," said Bruce Williamson, president and CEO of Cleco Corporation. "A warmer September helped drive third-quarter earnings and built on revenues generated from normal weather in July and August. Our continued focus on safe, reliable and efficient operation of our business has enabled us to better serve our customers and added to our year-to-date earnings performance.
“During the quarter, we received FERC approval for the transfer of Coughlin Power Station from Cleco Midstream to Cleco Power,” said Williamson. “We continue working through the state regulatory process to finalize the Coughlin transaction and advance the request to extend our formula rate plan that includes the rate treatment for Coughlin. We remain confident we will successfully execute the final steps of this regulatory process by the first half of next year.
“With our third-quarter performance, we anticipate our full-year 2013 results will be in the top half of our original earnings range, so we are narrowing our earnings guidance to $2.50 to $2.55 from $2.45 to $2.55,” said Williamson. “We continue to remain strong financially as we enter the fourth quarter, and we will complete the year with a continued focus on strong operational performance.”

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Cleco Corporation

Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures

	Diluted Earnings Per Share
	For the three months ended Sept. 30		For the nine months ended Sept. 30
Subsidiary	2013	2012	2013	2012
Cleco Power LLC	$1.04	$0.94	$2.03	$2.01
Cleco Midstream Resources LLC	0.02	0.06	0.03	(0.01)
Corporate and Other	0.03	0.05	0.07	0.11
Operational diluted earnings per share (Non-GAAP)	1.09	1.05	2.13	2.11
Adjustments[1]	—	—	0.10	0.21
Diluted earnings per share applicable to common stock	$1.09	$1.05	$2.23	$2.32

1 Refer to “Operational Earnings Adjustments” in this news release

Quarter-Over-Quarter Operational Diluted Earnings Per Share Reconciliation:

$1.05	2012 third-quarter operational diluted earnings per share

0.22	Non-fuel revenue
(0.06)	Other expenses, net
0.03	Interest charges
(0.01)	AFUDC (allowance for funds used during construction)
(0.08)	Income taxes
$0.10	Cleco Power results

(0.04)	Cleco Midstream results

(0.02)	Corporate and Other results

$1.09	2013 third-quarter operational diluted earnings per share

—	Adjustments[1]

$1.09	2013 third-quarter reported GAAP diluted earnings per share

1Refer to “Operational Earnings Adjustments” in this news release

Cleco Power

•
Higher non-fuel revenue increased earnings by $0.22 per share compared to the third quarter of 2012 primarily due to $0.07 per share from adjustments to Cleco Power's formula rate plan, $0.06 per share due to an adjustment to customer surcredits, and $0.05 per share from favorable weather. Also contributing to this increase was $0.04 per share of higher transmission revenue.

•
Higher other expenses, net, decreased earnings by $0.06 per share compared to the third quarter of 2012 primarily due to $0.07 per share of higher depreciation expense and $0.03 per share of higher property taxes. These amounts were partially offset by $0.03 per share of lower net nonrecoverable wholesale fuel expenses and $0.01 per share of lower other miscellaneous expenses.

•
Lower interest charges increased earnings by $0.03 per share compared to the third quarter of 2012 primarily due to $0.02 per share for an adjustment to customer surcredits from a tax settlement and $0.01 per share related to the refinancing of debt in 2013.

•	Lower AFUDC decreased earnings by $0.01 per share compared to the third quarter of 2012 primarily due to the timing of capital expenditures relating to transmission projects.

•
Higher income taxes decreased earnings by $0.08 per share compared to the third quarter of 2012 primarily due to $0.05 per share for the absence of favorable 2012 settlements with taxing authorities, $0.02 per share for a decrease in tax credits, and $0.01 per share for adjustments for tax returns as filed.

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Cleco Corporation

Cleco Midstream Resources

•
Midstream's results decreased earnings by $0.04 per share compared to the third quarter of 2012 primarily due to $0.03 per share related to an increase in the liability for uncertain tax positions and $0.02 per share of lower tolling revenue. These amounts were partially offset by $0.01 per share of lower maintenance expenses at Evangeline.

Corporate and Other

•	Higher other miscellaneous expenses decreased earnings by $0.02 per share compared to the third quarter of 2012.

Year-Over-Year Operational Diluted Earnings Per Share Reconciliation:

$2.11	Nine months ended Sept. 30, 2012, operational diluted earnings per share

0.37	Non-fuel revenue
(0.02)	Rate refund accrual
(0.22)	Other expenses, net
0.01	Interest charges
(0.03)	AFUDC
(0.09)	Income taxes
$0.02	Cleco Power results

0.04	Cleco Midstream results

(0.04)	Corporate and Other results

$2.13	Nine months ended Sept. 30, 2013, operational diluted earnings per share

0.10	Adjustments[1]

$2.23	Nine months ended Sept. 30, 2013, reported GAAP diluted earnings per share

1Refer to “Operational Earnings Adjustments” in this news release

Cleco Power

•
Higher non-fuel revenue increased earnings by $0.37 per share compared to the first nine months of 2012 primarily due to $0.15 per share from adjustments to Cleco Power's formula rate plan, $0.10 per share from increased sales due primarily to colder winter weather in the first quarter of 2013 and higher industrial sales, $0.06 per share due to an adjustment to customer surcredits, and $0.07 per share from higher transmission revenue. Partially offsetting these increases were $0.01 per share of lower other miscellaneous revenue.

•
Higher rate refund accrual decreased earnings by $0.02 per share compared to the first nine months of 2012 primarily due to the absence of the reversals of the 2012 cycle accrual and fuel audit reserves.

•
Higher other expenses, net, decreased earnings by $0.22 per share compared to the first nine months of 2012 primarily due to $0.12 per share of higher depreciation expense, $0.06 per share of higher property taxes, $0.04 per share of higher maintenance expenses primarily related to outages, and $0.02 per share of higher other miscellaneous expenses. These decreases were partially offset by $0.02 per share of lower net nonrecoverable wholesale fuel expenses.

•
Lower interest charges increased earnings by $0.01 per share compared to the first nine months of 2012 primarily due to $0.03 per share related to the refinancing of debt in 2013 and $0.02 per share for an adjustment to customer surcredits due to a tax settlement, partially offset by $0.04 per share related to the absence of a favorable adjustment related to a tax settlement in 2012.

•	Lower AFUDC decreased earnings by $0.03 per share compared to the first nine months of 2012 primarily due to the timing of capital expenditures relating to transmission projects.

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Cleco Corporation

•
Higher income taxes decreased earnings by $0.09 per share compared to the first nine months of 2012 primarily due to $0.03 per share for the absence of favorable 2012 settlements with taxing authorities, $0.03 per share for a decrease in tax credits, $0.02 per share for a decrease in permanent tax deductions, and $0.01 per share for miscellaneous tax items.

Cleco Midstream Resources

•
Midstream’s results increased earnings by $0.04 per share compared to the first nine months of 2012 primarily due to $0.05 per share of higher tolling revenue due to the power purchase agreement with Cleco Power beginning May 2012, $0.02 per share of lower maintenance expense at Evangeline, and $0.01 per share of lower other miscellaneous expenses. These increases were partially offset by $0.03 per share of higher tax expense due to an increase in the liability for uncertain tax positions and $0.01 per share primarily due to a loss on sale of assets at Evangeline.

For a discussion of other transactions affecting Cleco Midstream's results, please refer to “Operational Earnings Adjustments - Acadia Units 1 and 2 Indemnifications” below.

Corporate and Other

•
Higher income taxes decreased earnings by $0.03 per share compared to the first nine months of 2012 primarily due to $0.06 per share for a decrease in tax credits, partially offset by $0.02 per share for adjustments for tax returns as filed and $0.01 per share for miscellaneous tax items.

•	Higher other miscellaneous expenses decreased earnings by $0.01 per share compared to the first nine months of 2012.

Operational Earnings Adjustments:

Cleco’s management uses operational earnings per share, which is a non-GAAP measure, to evaluate the operations of Cleco and establish goals for management and employees. Management believes this presentation is appropriate and enables investors to more accurately compare Cleco’s operational financial performance over the periods presented. Operational diluted earnings as presented here may not be comparable to similarly titled measures used by other companies. The following table provides a reconciliation of operational diluted earnings per share to reported GAAP diluted earnings per share.

Reconciliation of Operational Diluted Earnings Per Share to Reported GAAP Diluted Earnings Per Share

	Diluted Earnings Per Share
	For the three months ended Sept. 30		For the nine months ended Sept. 30
	2013	2012	2013	2012
Operational diluted earnings per share	$1.09	$1.05	$2.13	$2.11
Life insurance policies	0.01	—	0.03	0.02
Tax levelization	(0.01)	—	—	—
Acadia Unit 1 indemnifications	—	—	—	0.07
Acadia Unit 2 indemnifications	—	—	0.07	0.12
Reported GAAP diluted earnings per share applicable to common stock	$1.09	$1.05	$2.23	$2.32

Reconciling adjustments from operational diluted earnings per share to GAAP diluted earnings per share are as follows:

Life Insurance Policies

Cleco has life insurance policies covering certain members of management. These policies have a cash surrender value component that is carried as an asset and adjusted due to market changes, premium payments, or policy

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Cleco Corporation

redemptions. Cleco is unable to predict market changes and cash surrender value amounts of these policies, and management does not consider these adjustments to be a component of operational earnings.

Tax Levelization

GAAP requires companies to apply an effective tax rate to interim periods that is consistent with the company’s estimated annual effective tax rate. As a result, on a quarterly basis, Cleco projects the annual effective tax rate and then adjusts the tax expense recorded in that quarter to reflect the projected annual effective tax rate. During the third quarter of 2013, Cleco recorded a $0.01 per share expense from the levelization of its annual tax rate to bring the actual tax rate in line with the projected annual effective tax rate. The resulting adjustment for this item had no impact for the third quarter of 2012. The incremental adjustment for tax levelization is not related to the current quarter's operational earnings because it reflects the effect of the change in tax rates on operational earnings for the prior quarter.

Acadia Units 1 and 2 Indemnifications

Acadia Power Partners, LLC provided limited guarantees and indemnifications to Cleco Power and Entergy Louisiana when they acquired Acadia Units 1 and 2 in February 2010 and April 2011, respectively. Acadia Power Partners, LLC and Acadia Power Holdings reduce the indemnification liabilities either through expiration of the contractual life or through changes in the probability of a claim arising. During the third quarters of 2013 and 2012, the contractual expiration of the underlying indemnifications had no impact on earnings. The resulting adjustment for this item for the nine months ended September 30, 2013 and 2012, increased earnings by $0.07 and $0.19 per share, respectively.

Cleco management will discuss the Company’s third-quarter 2013 results during a conference call scheduled for 7:30 a.m. Central time (8:30 a.m. Eastern time) Thursday, Oct. 31, 2013. The call will be webcast live on the internet. A replay will be available for 12 months. Investors may access the webcast through the company’s website at www.cleco.com by selecting “Investor Relations” and then “Q3 2013 Cleco Corporation Earnings Conference Call.”

Please note: In addition to historical financial information, this news release contains forward-looking statements about future results and circumstances. There are many risks and uncertainties with respect to such forward-looking statements, including the weather and other natural phenomena, state and federal legislative and regulatory initiatives, the timing and extent of changes in commodity prices and interest rates, the operating performance of Cleco Power’s and Cleco Midstream’s facilities, the impact of the global economic environment, and other risks and uncertainties more fully described in the company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Actual results may differ materially from those indicated in such forward-looking statements.

Cleco Corporation is a regional energy company headquartered in Pineville, La. Cleco owns a regulated electric utility company, Cleco Power LLC, which owns 9 generating units with a total nameplate capacity of 2,565 megawatts and serves approximately 283,000 customers in Louisiana through its retail business and 10 communities across Louisiana and Mississippi through wholesale power contracts. Cleco also owns a wholesale energy business, Cleco Midstream Resources LLC, which owns two generating units with a total nameplate capacity of 775 megawatts. For more information about Cleco, visit www.cleco.com.

Analyst Contact:
Tom Miller
(318) 484-7642

Media Contact:
Robbyn Cooper
(318) 484-7136

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Cleco Corporation

	For the three months ended Sept. 30
(Unaudited)	(million kWh)			(thousands)
	2013	2012	Change	2013	2012	Change
Electric Sales
Residential	1,198	1,202	(0.3)%	$100,636	$96,954	3.8%
Commercial	793	784	1.1%	52,678	50,145	5.1%
Industrial	592	582	1.7%	23,875	21,993	8.6%
Other retail	35	36	(2.8)%	2,799	2,669	4.9%
Surcharge/Surcredit	—	—	—%	8,205	1,950	320.8%
Other	—	—	—%	(1,563)	(1,566)	0.2%
Total retail	2,618	2,604	0.5%	186,630	172,145	8.4%
Sales for resale	643	616	4.4%	13,657	12,459	9.6%
Unbilled	(45)	(69)	34.8%	(2,382)	(4,328)	45.0%
Total retail and wholesale customer sales	3,216	3,151	2.1%	$197,905	$180,276	9.8%

	For the nine months ended Sept. 30
(Unaudited)	(million kWh)			(thousands)
	2013	2012	Change	2013	2012	Change
Electric Sales
Residential	2,839	2,834	0.2%	$227,151	$219,494	3.5%
Commercial	2,007	2,021	(0.7)%	141,406	136,208	3.8%
Industrial	1,723	1,710	0.8%	67,061	63,217	6.1%
Other retail	100	101	(1.0)%	7,860	7,436	5.7%
Surcharge/Surcredit	—	—	—%	12,496	6,801	83.7%
Other	—	—	—%	(4,694)	(4,686)	(0.2)%
Total retail	6,669	6,666	—%	451,280	428,470	5.3%
Sales for resale	1,583	1,472	7.5%	39,234	35,954	9.1%
Unbilled	107	11	872.7%	5,624	1,376	308.7%
Total retail and wholesale customer sales	8,359	8,149	2.6%	$496,138	$465,800	6.5%

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Cleco Corporation

CLECO CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Thousands, except share and per share amounts) (Unaudited)
For the three months ended Sept. 30	2013	2012
Operating revenue
Electric operations	$314,766	$282,894
Other operations	14,843	15,408
Gross operating revenue	329,609	298,302
Electric customer credits	(846)	(930)
Operating revenue, net	328,763	297,372
Operating expenses
Fuel used for electric generation	101,752	79,701
Power purchased for utility customers	5,999	19,364
Other operations	30,057	30,517
Maintenance	20,427	20,059
Depreciation	41,756	34,931
Taxes other than income taxes	12,007	9,455
Gain on sale of assets	(29)	(2)
Total operating expenses	211,969	194,025
Operating income	116,794	103,347
Interest income	332	132
Allowance for other funds used during construction	1,303	1,882
Other income	2,837	1,834
Other expense	(1,456)	(1,232)
Interest charges
Interest charges, including amortization of debt expense and premium, net	19,436	22,610
Allowance for borrowed funds used during construction	(422)	(644)
Total interest charges	19,014	21,966
Income before income taxes	100,796	83,997
Federal and state income tax expense	34,389	20,179
Net income applicable to common stock	$66,407	$63,818

Average number of basic common shares outstanding	60,450,384	60,346,476
Average number of diluted common shares outstanding	60,748,647	60,599,203
Basic earnings per share
Net income applicable to common stock	$1.10	$1.06
Diluted earnings per share
Net income applicable to common stock	$1.09	$1.05
Cash dividends paid per share of common stock	$0.3625	$0.3375

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Cleco Corporation

CLECO CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Thousands, except share and per share amounts) (Unaudited)
For the nine months ended Sept. 30	2013	2012
Operating revenue
Electric operations	$796,957	$720,776
Other operations	37,917	38,464
Gross operating revenue	834,874	759,240
Electric customer credits	(1,270)	1,025
Operating revenue, net	833,604	760,265
Operating expenses
Fuel used for electric generation	259,728	207,764
Power purchased for utility customers	24,795	44,069
Other operations	88,420	86,901
Maintenance	64,372	61,478
Depreciation	110,529	99,028
Taxes other than income taxes	34,926	29,198
Loss (gain) on sale of assets	817	(57)
Total operating expenses	583,587	528,381
Operating income	250,017	231,884
Interest income	789	163
Allowance for other funds used during construction	2,880	4,298
Equity income from investees, before tax	—	1
Other income	12,282	24,223
Other expense	(2,146)	(2,718)
Interest charges
Interest charges, including amortization of debt expense and premium, net	62,284	64,671
Allowance for borrowed funds used during construction	(926)	(1,466)
Total interest charges	61,358	63,205
Income before income taxes	202,464	194,646
Federal and state income tax expense	66,892	54,110
Net income applicable to common stock	$135,572	$140,536

Average number of basic common shares outstanding	60,428,944	60,375,538
Average number of diluted common shares outstanding	60,694,632	60,626,471
Basic earnings per share
Net income applicable to common stock	$2.25	$2.33
Diluted earnings per share
Net income applicable to common stock	$2.23	$2.32
Cash dividends paid per share of common stock	$1.06	$0.9625

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Cleco Corporation

CLECO CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (Thousands) (Unaudited)
	At Sept. 30, 2013	At Dec. 31, 2012
Assets
Current assets
Cash and cash equivalents	$46,800	$31,020
Accounts receivable, net	99,105	77,034
Other current assets	231,653	339,284
Total current assets	377,558	447,338
Property, plant and equipment, net	3,052,304	3,009,461
Equity investment in investees	14,541	14,540
Prepayments, deferred charges and other	683,114	676,010
Total assets	$4,127,517	$4,147,349
Liabilities
Current liabilities
Long-term debt due within one year	17,147	91,140
Accounts payable	86,768	102,695
Other current liabilities	140,880	100,795
Total current liabilities	244,795	294,630
Deferred credits	1,013,818	1,096,248
Long-term debt, net	1,290,990	1,257,258
Total liabilities	2,549,603	2,648,136
Shareholders’ equity
Common shareholders’ equity	1,607,239	1,531,583
Accumulated other comprehensive loss	(29,325)	(32,370)
Total shareholders’ equity	1,577,914	1,499,213
Total liabilities and shareholders’ equity	$4,127,517	$4,147,349

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